Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-202554, 333-224427, 333-142308, 333-158660, 333-255581, 333-268107 and 333-16555 on Form S-8 of our reports dated March 1, 2023, relating to the consolidated financial statements of Crane Holdings, Co. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Crane Holdings, Co. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
March 1, 2023